 EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, JULY 26, 2012

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

SECOND QUARTER 2012 RESULTS

	Second Quarter			First Half
	2012	2011	%	2012	2011	%
Earnings Excluding Special Items [1]
$ Millions	15,910	10,680	49	25,360	21,330	19
$ Per Common Share
Assuming Dilution	3.41	2.18	56	5.41	4.32	25

Special Items
$ Millions	0	0		0	0

Earnings
$ Millions	15,910	10,680	49	25,360	21,330	19
$ Per Common Share
Assuming Dilution	3.41	2.18	56	5.41	4.32	25

Capital and Exploration
Expenditures - $ Millions	9,339	10,306	-9	18,173	18,127	0

[1] See page 8 for a reference to earnings

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“Second quarter results reflect our ongoing commitment to develop and deliver the energy needed to help meet global demand and underpin economic recovery and growth.

Despite global economic uncertainty, we continue to invest throughout the business cycle taking a long-term view of resource development.

Second quarter earnings of $15.9 billion included a net gain of $7.5 billion associated with divestments and tax-related items.  Excluding these items, second quarter earnings were $8.4 billion.

Capital and exploration expenditures were $9.3 billion in the second quarter and a record $18.2 billion for the first six months of 2012 as we progress our plans to invest about $37 billion per year over the next five years to help meet the global demand for energy.

The Corporation distributed $7.7 billion to shareholders in the second quarter through dividends and share purchases to reduce shares outstanding.”

SECOND QUARTER HIGHLIGHTS

•

Earnings of $15,910 million increased $5,230 million or 49% from the second quarter of 2011.  Earnings included a net gain of $7.5 billion associated with divestments and tax-related items.

•

On June 1, ExxonMobil completed the restructuring of its Downstream and Chemical holdings in Japan.  Under the restructuring, TonenGeneral Sekiyu K.K. (TG) purchased ExxonMobil’s shares in a wholly-owned affiliate in Japan for approximately $3.9 billion. As a result, ExxonMobil’s effective ownership of TG was reduced from 50% to 22%.

•

Earnings per share (assuming dilution) were $3.41, an increase of 56%.

•

Capital and exploration expenditures were $9.3 billion, down 9% from the second quarter of 2011.

•

Oil-equivalent production decreased 5.6% from the second quarter of 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was essentially flat.

•

Cash flow from operations and asset sales was $13.9 billion, including proceeds associated with asset sales of $3.7 billion.

•

Share purchases to reduce shares outstanding were $5 billion.

•

Dividends per share of $0.57 increased 21% compared to the second quarter of 2011.

•

ExxonMobil and Rosneft signed agreements to jointly develop tight oil reserves in Western Siberia and establish a joint Arctic Research Center for Offshore Developments.

•

ExxonMobil has filed permit applications to progress plans for a world-class petrochemical expansion on the U.S. Gulf Coast, in anticipation of a 2016 start-up.  The potential project would include a new ethane cracker and premium product facilities at ExxonMobil’s integrated Baytown complex in Texas.

•

ExxonMobil and joint venture partner Saudi Basic Industries Corporation will proceed with construction of a world-scale specialty elastomers facility.  The 400 thousand metric tons per year facility will be integrated with the existing Al Jubail complex in Saudi Arabia, and completion is anticipated in 2015.

Second Quarter 2012 vs. Second Quarter 2011

Upstream earnings were $8,358 million, down $183 million from the second quarter of 2011.  Lower liquids and U.S. natural gas realizations decreased earnings by $870 million, while lower sales volumes reduced earnings by $330 million.  All other items, including gains on asset sales mainly in Angola, increased earnings by $1.0 billion.

On an oil-equivalent basis, production decreased 5.6% from the second quarter of 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was essentially flat.

Liquids production totaled 2,208 kbd (thousands of barrels per day), down 143 kbd from the second quarter of 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was down about 1%, as field decline was mostly offset by lower downtime and ramp-up of Angola and Nigeria projects.

Second quarter natural gas production was 11,661 mcfd (millions of cubic feet per day), down 606 mcfd from 2011.  Excluding the impacts of entitlement volumes and divestments, natural gas production was up about 1%, as higher demand and lower downtime more than offset field decline.

Earnings from U.S. Upstream operations were $678 million, $771 million lower than the second quarter of 2011.  Non-U.S. Upstream earnings were $7,680 million, up $588 million from the prior year.

Downstream earnings of $6,646 million were up $5.3 billion from the second quarter of 2011.  The gain associated with the Japan restructuring contributed $5.3 billion. Improved margins and volume and mix effects increased earnings by $670 million.  All other items, including unfavorable foreign exchange effects, higher operating expenses, and one-time tax items, decreased earnings $670 million.  Petroleum product sales of 6,171 kbd were 160 kbd lower than last year's second quarter.

Earnings from the U.S. Downstream were $834 million, up $100 million from the second quarter of 2011.  Non-U.S. Downstream earnings of $5,812 million were $5,190 million higher than last year.

Chemical earnings of $1,449 million were $128 million higher than the second quarter of 2011.  The gain associated with the Japan restructuring increased earnings by $630 million, while weaker margins decreased earnings by $150 million.  Volume and mix effects lowered earnings by $100 million.  All other items, mainly unfavorable foreign exchange effects, decreased earnings by $250 million.  Second quarter prime product sales of 5,972 kt (thousands of metric tons) were 209 kt lower than last year's second quarter.

Corporate and financing expenses of $543 million were flat with the second quarter of 2011, as the benefit from the Japan restructuring was offset by one-time tax items.

During the second quarter of 2012, Exxon Mobil Corporation purchased 60 million shares of its common stock for the treasury to reduce the number of shares outstanding at a gross cost of $5.0 billion.  Share purchases to reduce shares outstanding are currently anticipated to equal $5 billion in the third quarter of 2012.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Half 2012 vs. First Half 2011

Earnings of $25,360 million increased $4,030 million from 2011.  Earnings per share increased 25% to $5.41.

FIRST HALF HIGHLIGHTS

•

Earnings were $25,360 million, up 19% from the first half of 2011.

•

Earnings per share increased 25% to $5.41.

•

Oil-equivalent production was down 5.5% from 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was down about 1%.

•

Cash flow from operations and asset sales was $35.7 billion, including proceeds associated with asset sales of $6.2 billion.

•

The Corporation distributed nearly $15 billion to shareholders in the first half of 2012 through dividends and share purchases to reduce shares outstanding.

•

Capital and exploration expenditures were a record $18.2 billion.

Upstream earnings were $16,160 million, down $1,056 million from the first half of 2011. Higher liquids realizations, partially offset by lower gas realizations, increased earnings by $80 million.  Lower sales volumes decreased earnings by $1,140 million.  Net gains on asset sales, mainly in Angola, were offset by higher operating expenses and unfavorable tax effects.

On an oil-equivalent basis, production was down 5.5% compared to the same period in 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was down about 1%.

Liquids production of 2,211 kbd decreased 164 kbd compared with 2011.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was down about 1%, as field decline was mostly offset by project ramp-up and lower downtime.

Natural gas production of 12,849 mcfd decreased 541 mcfd from 2011.  Excluding the impacts of entitlement volumes and divestments, natural gas production was down about 1%, with field decline partly offset by higher demand and lower downtime.

Earnings from U.S. Upstream operations for 2012 were $1,688 million, down $1,040 million from 2011.  Earnings outside the U.S. were $14,472 million, essentially flat with the prior year.

Downstream earnings of $8,232 million increased $5,777 million from 2011.  The gain associated with the Japan restructuring contributed $5.3 billion.  Higher margins increased earnings by $610 million, while volume and mix effects increased earnings by $220 million. All other items, including higher operating expenses, one-time tax items, and unfavorable foreign exchange effects, partially offset by other asset management gains, decreased earnings by $360 million.  Petroleum product sales of 6,243 kbd decreased 56 kbd from 2011.

U.S. Downstream earnings were $1,437 million, consistent with 2011.  Non-U.S. Downstream earnings were $6,795 million, an increase of $5,768 million from last year.

Chemical earnings of $2,150 million were $687 million lower than 2011.  The gain associated with the Japan restructuring increased earnings by $630 million, while weaker margins decreased earnings by $750 million.  Lower volumes decreased earnings by $70 million.  All other items, including unfavorable foreign exchange effects, higher operating expenses, and tax items, decreased earnings by $500 million.  Prime product sales of 12,309 kt were down 194 kt from 2011.

Corporate and financing expenses were $1,182 million, flat with the first half of 2011 as the benefit from the Japan restructuring was offset by one-time tax items.

Gross share purchases through the first half of 2012 were $10.7 billion, reducing shares outstanding by 127 million shares.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on July 26, 2012.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2011 Form 10-K.  We assume no duty to update these statements as of any future date.  References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods. Reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “investors” section of our website at exxonmobil.com.

Reference to Earnings

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Attachment I

EXXON MOBIL CORPORATION
SECOND QUARTER 2012
(millions of dollars, unless noted)
	Second Quarter		First Half
	2012	2011	2012	2011
Earnings / Earnings Per Share

Total revenues and other income	127,363	125,486	251,416	239,490
Total costs and other deductions	101,172	106,867	207,710	201,954
Income before income taxes	26,191	18,619	43,706	37,536
Income taxes	8,537	7,721	16,253	15,725
Net income including noncontrolling interests	17,654	10,898	27,453	21,811
Net income attributable to noncontrolling interests	1,744	218	2,093	481
Net income attributable to ExxonMobil (U.S. GAAP)	15,910	10,680	25,360	21,330

Earnings per common share (dollars)	3.41	2.19	5.41	4.33

Earnings per common share
- assuming dilution (dollars)	3.41	2.18	5.41	4.32

Other Financial Data

Dividends on common stock
Total	2,657	2,308	4,878	4,496
Per common share (dollars)	0.57	0.47	1.04	0.91

Millions of common shares outstanding
At June 30			4,616	4,862
Average – assuming dilution	4,657	4,912	4,687	4,941

ExxonMobil share of equity at June 30			162,811	155,551
ExxonMobil share of capital employed at June 30			181,900	175,822

Income taxes	8,537	7,721	16,253	15,725
Sales-based taxes	8,027	8,613	16,520	16,529
All other taxes	10,036	11,175	21,239	21,491
Total taxes	26,600	27,509	54,012	53,745

ExxonMobil share of income taxes of
equity companies	1,441	1,376	3,146	2,889

Attachment II

EXXON MOBIL CORPORATION
SECOND QUARTER 2012
(millions of dollars)
	Second Quarter		First Half
	2012	2011	2012	2011
Earnings (U.S. GAAP)
Upstream
United States	678	1,449	1,688	2,728
Non-U.S.	7,680	7,092	14,472	14,488
Downstream
United States	834	734	1,437	1,428
Non-U.S.	5,812	622	6,795	1,027
Chemical
United States	494	625	927	1,294
Non-U.S.	955	696	1,223	1,543
Corporate and financing	(543)	(538)	(1,182)	(1,178)
Net income attributable to ExxonMobil	15,910	10,680	25,360	21,330
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	0	0	0
Corporate total	0	0	0	0
Earnings Excluding Special Items
Upstream
United States	678	1,449	1,688	2,728
Non-U.S.	7,680	7,092	14,472	14,488
Downstream
United States	834	734	1,437	1,428
Non-U.S.	5,812	622	6,795	1,027
Chemical
United States	494	625	927	1,294
Non-U.S.	955	696	1,223	1,543
Corporate and financing	(543)	(538)	(1,182)	(1,178)
Corporate total	15,910	10,680	25,360	21,330
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	10.2	12.9	29.5	29.8
Proceeds associated with asset sales	3.7	1.5	6.2	2.8
Cash flow from operations and asset sales	13.9	14.4	35.7	32.6

Attachment III

EXXON MOBIL CORPORATION
SECOND QUARTER 2012

	Second Quarter		First Half
	2012	2011	2012	2011
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	419	429	423	428
Canada/South America	243	240	246	252
Europe	213	273	220	289
Africa	514	522	489	541
Asia	766	834	784	813
Australia/Oceania	53	53	49	52
Worldwide	2,208	2,351	2,211	2,375

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,897	3,842	3,915	3,873
Canada/South America	392	397	385	432
Europe	2,578	2,694	3,512	3,732
Africa	25	8	18	7
Asia	4,379	4,961	4,695	5,025
Australia/Oceania	390	365	324	321
Worldwide	11,661	12,267	12,849	13,390

Oil-equivalent production (koebd) [1]	4,152	4,396	4,352	4,607

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
SECOND QUARTER 2012

	Second Quarter		First Half
	2012	2011	2012	2011
Refinery throughput (kbd)
United States	1,740	1,783	1,782	1,777
Canada	384	397	411	425
Europe	1,489	1,602	1,485	1,525
Asia Pacific	1,064	1,109	1,180	1,166
Other	285	302	288	294
Worldwide	4,962	5,193	5,146	5,187

Petroleum product sales (kbd)
United States	2,488	2,488	2,480	2,482
Canada	421	441	422	444
Europe	1,582	1,634	1,573	1,584
Asia Pacific	1,065	1,140	1,148	1,179
Other	615	628	620	610
Worldwide	6,171	6,331	6,243	6,299

Gasolines, naphthas	2,489	2,498	2,505	2,484
Heating oils, kerosene, diesel	1,915	1,949	2,005	1,991
Aviation fuels	452	481	455	473
Heavy fuels	554	601	530	578
Specialty products	761	802	748	773
Worldwide	6,171	6,331	6,243	6,299

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,296	2,303	4,661	4,578
Non-U.S.	3,676	3,878	7,648	7,925
Worldwide	5,972	6,181	12,309	12,503

Attachment V

EXXON MOBIL CORPORATION
SECOND QUARTER 2012
(millions of dollars)

	Second Quarter		First Half
	2012	2011	2012	2011
Capital and Exploration Expenditures
Upstream
United States	2,662	4,075	5,084	6,155
Non-U.S.	5,731	5,361	11,388	10,181
Total	8,393	9,436	16,472	16,336
Downstream
United States	176	114	286	231
Non-U.S.	393	370	722	703
Total	569	484	1,008	934
Chemical
United States	95	65	169	121
Non-U.S.	273	287	512	680
Total	368	352	681	801

Other	9	34	12	56

Worldwide	9,339	10,306	18,173	18,127

Exploration expenses charged to income
included above
Consolidated affiliates
United States	83	49	186	112
Non-U.S.	288	543	705	813
Equity companies - ExxonMobil share
United States	0	4	1	5
Non-U.S.	4	2	10	3
Worldwide	375	598	902	933

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1]

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.